EXHIBIT 99.1

CAMDEN PROPERTY TRUST APPOINTS
KELVIN R. WESTBROOK TO BOARD OF TRUST MANAGERS

Houston, TEXAS (July 28, 2008) – Camden Property Trust (NYSE: CPT) announced the appointment of Kelvin R. Westbrook to the Company’s Board of Trust Managers, effective July 28, 2008. Mr. Westbrook will serve as an independent trust manager of the Company and a member of the Audit Committee.

Mr. Westbrook has served as President and Chief Executive Officer of KRW Advisors, LLC, a privately-held company in the business of providing consulting and advisory services in the telecommunications, media and other industries since September 2007. Mr. Westbrook served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, LLC from October 2006 to September 2007, and as its President and Chief Executive Officer from 1997 to October 2006. Mr. Westbrook serves as a director of Archer-Daniels Midland Company, Angelica Corporation and Stifel Financial Corp. Mr. Westbrook holds a bachelor’s degree in Business Administration from the University of Washington and a Juris Doctor degree from Harvard Law School.

“We are pleased to have Kelvin join our Board of Trust Managers,” said Richard J. Campo, Camden’s Chairman and Chief Executive Officer. “Kelvin brings a wealth of knowledge and business experience to our Board, and he will be a valuable addition.” The appointment of Mr. Westbrook fills a vacancy on the Company’s Board which resulted from the retirement of a previous independent trust manager in 2007.

Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities.  Camden owns interests in and operates 181 properties containing 63,136 apartment homes across the United States.  Upon completion of eight properties under development, the Company’s portfolio will increase to 65,589 apartment homes in 189 properties. Camden was recently named to FORTUNE® Magazine’s list of the “100 Best Companies to Work For.”

For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at www.camdenliving.com.